Exhibit 10.15

NINTH AMENDMENT TO OFFICE LEASE
This NINTH AMENDMENT TO OFFICE LEASE (this "Ninth Amendment") is made and entered into as of December 19, 2017 (the "Ninth Amendment Effective Date"), by and between HUDSON 1455 MARKET STREET, LLC, a Delaware limited liability company ("Landlord"), and SQUARE, INC., a Delaware corporation ("Tenant").
RECITALS
A.    Hudson 1455 Market, LLC, a Delaware limited liability company, predecessor-in-interest to Landlord, and Tenant are parties to that certain Office Lease dated October 17, 2012 (the "Original Lease"), as amended by that certain First Amendment to Office Lease dated March 22, 2013 (the "First Amendment"), that certain Second Amendment to Office Lease dated January 22, 2014 (the "Second Amendment"), that certain Third Amendment to Office Lease dated June 6, 2014 (the "Third Amendment"), that certain Fourth Amendment to Office Lease dated February 1, 2015 (the "Fourth Amendment"), that certain Fifth Amendment to Office Lease dated April 27, 2015 (the "Fifth Amendment"), that certain Sixth Amendment to Office Lease dated June 18, 2015 (the "Sixth Amendment"), that certain Seventh Amendment to Office Lease dated October 5, 2016 (the "Seventh Amendment"), and that certain Eighth Amendment to Office Lease dated October 6, 2016 (the "Eighth Amendment"). The Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, and the Eighth Amendment are referred to herein, collectively, as the "Existing Lease." Pursuant to the Existing Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, certain premises consisting of approximately 338,910 aggregate rentable square feet of space (the "Existing Premises") (consisting of 181,805 rentable square feet in the Initial Premises, 20,801 rentable square feet in the Must-Take 1 Space, 47,099 rentable square feet in the Must-Take 2 Space, 81,354 rentable square feet in the Expansion Space, 354 rentable square feet located on the eighth (8th) floor (which space is defined in Recital B of the Fourth Amendment as the "Level 8 Closet Space"), 2,871 rentable square feet located on the first (1st) floor (which space is defined in Recital C of the Fifth Amendment as the "New Premises"), and 4,626 rentable square feet located on the sixth (6th) floor (which space is defined in Recital B of the Eighth Amendment as the "Eighth Amendment Space")) in the building located at 1455 Market Street, San Francisco, California (the "Building"), as more particularly described in the Existing Lease.
B.    Landlord and Tenant desire to amend the Existing Lease to (i) expand the Existing Premises to include the entire thirteenth (13th) floor of the Building and consisting of approximately 26,011 rentable square feet, as delineated on Exhibit A attached hereto ("Suite 1300"), and (ii) otherwise amend the Existing Lease on the terms and conditions set forth in this Ninth Amendment.
C.    All capitalized terms used herein but not specifically defined in this Ninth Amendment shall have the meanings ascribed to such terms in the Existing Lease. The term "Lease" where used in this Ninth Amendment shall hereafter refer to the Existing Lease, as amended by this Ninth Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Modification of Existing Premises. Effective as of the date on which Landlord has delivered Suite 1300 to Tenant in the "Ninth Amendment Space Delivery Condition" (as that term is defined in Section 5.1 below) (such delivery date, the "Suite 1300 Lease Commencement Date"), Tenant shall lease from Landlord, and Landlord shall lease to Tenant, Suite 1300. Consequently, effective upon the Suite 1300 Lease Commencement Date, the Existing Premises shall be increased to include Suite 1300, and Tenant will lease the entire thirteenth (13th) floor of the Building. Landlord and Tenant hereby acknowledge that such addition of Suite 1300 to the Existing Premises shall, effective as of the Suite 1300 Lease Commencement Date, increase the size of the Premises then leased by Tenant under the Lease, as hereby amended, to 364,921 rentable square feet of space, and that Suite 1300 shall be deemed to be part of the Premises for all purposes under the Lease. The anticipated date of delivery of Suite 1300 to Tenant (i.e., the anticipated Suite 1300 Lease Commencement Date) is July 1, 2018. Landlord represents that Suite 1300 is currently leased to Bank of America, whose lease thereof expires on or before July 1, 2018, and Landlord shall use commercially reasonable efforts to cause the Suite 1300 Lease Commencement date to occur on or before such date. The parties expressly agree and acknowledge that if Landlord is unable to cause the Suite 1300 Lease Commencement Date to occur on or before July 1, 2018 despite such efforts, then (i) Landlord shall not be subject to any liability for its failure to do so, and (ii) such failure shall not render this Ninth Amendment void or voidable, nor affect the validity of this Ninth Amendment or the obligations of Tenant hereunder. If the Suite 1300 Lease Commencement Date does not occur for any reason on or before (a) October 1, 2018, then, in addition to Tenant’s other remedies, the Suite 1300 Rent Commencement Date shall be delayed by one (1) additional day for each day of delay beyond such date or (b) January 1, 2019, then, in addition to Tenant’s other remedies, at Tenant’s election, Tenant may terminate this Ninth Amendment upon written notice to Landlord.

2.Ninth Amendment Space Term. The term with respect to Suite 1300 (the "Ninth Amendment Space Term") shall commence on the Suite 1300 Lease Commencement Date, and shall expire coterminously with the Lease Term for the Existing Premises under the Existing Lease (i.e., on September 27, 2023), as the same may be extended.

3.Base Rent.

3.1     Existing Premises. Notwithstanding anything to the contrary in the Existing Lease, as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Existing Lease.

3.2    Suite 1300. Commencing on the date that is four (4) months after the Suite 1300 Lease Commencement Date (the "Suite 1300 Rent Commencement Date"), and continuing until the first (1st) anniversary of the Suite 1300 Rent Commencement Date, Tenant shall pay to Landlord monthly installments of Base Rent for Suite 1300 in an amount equal to One Hundred Sixty-Six Thousand Nine Hundred Three and 92/100 Dollars ($166,903.92), which amount was calculated by multiplying an Annual Base Rental Rate of Seventy-Seven and 00/100 Dollars ($77.00) per Rentable Square Foot of Suite 1300 (i.e., 26,011), and dividing the product by twelve (12). On and after the first (1st) anniversary of the Suite 1300 Rent Commencement Date, and thereafter on each anniversary of the Suite 1300 Rent Commencement Date during the Ninth Amendment Space Term, the Annual Base Rent for Suite 1300 shall be increased by three percent (3.0%). By way of example only, if the Suite 1300 Lease Commencement Date occurs on July 1, 2018, the Suite 1300 Rent Commencement Date shall occur on November 1, 2018, and Tenant shall pay to Landlord monthly installments of Base Rent for Suite 1300 as follows:

Period During Ninth Amendment Space Term	Annual Base Rental Rate per Rentable Square Foot	Annual Base Rent	Monthly Installment of Base Rent

November 1, 2018 - October 31, 2019*	$77.00	$2,002,847.00	$166,903.92**
November 1, 2019 - October 31, 2020	$79.31	$2,062,932.41	$171,911.03
November 1, 2020 - October 31, 2021	$81.68	$2,124,820.38	$177,068.37
November 1, 2021 - October 31, 2022	$84.14	$2,188,564.99	$182,380.42
November 1, 2022 - September 27, 2023	$86.66	$2,254,221.94	$187,851.83

*Notwithstanding the foregoing Base Rent schedule or any contrary provision of this Ninth Amendment, but subject to the terms of Section 3.3, below, Tenant shall not be obligated to pay Base Rent with respect to Suite 1300 during the calendar month of January 2019.

**On or before the Suite 1300 Lease Commencement Date, Tenant shall pay to Landlord the Base Rent payable for Suite 1300 for the first full month of the Ninth Amendment Space Term.

3.3    Abated Base Rent. Provided that Tenant is not then in default of the Lease, then during the calendar month of January 2019 or, if the Suite 1300 Rent Commencement Date has not occurred until after January 1, 2019, the first full calendar month after the Suite 1300 Rent Commencement Date (the "Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to Suite 1300 during such Base Rent Abatement Period (the "Base Rent Abatement"). Landlord and Tenant acknowledge that the aggregate amount of the Base Rent Abatement equals One Hundred Sixty-Six Thousand Nine Hundred Three and 92/100 Dollars ($166,903.92). Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Ninth Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord’s breach of the Lease, then the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for Suite 1300 in full.

4.Additional Rent.

4.1    Tenant's Share of Direct Expenses. Except as specifically set forth in this Section 4, commencing on the Suite 1300 Rent Commencement Date, and continuing throughout the Ninth Amendment Space Term, Tenant shall be obligated to pay Tenant's Share of increases in the annual Direct Expenses attributable to Suite 1300 (calculated on the total rentable area of Suite 1300) in accordance with the terms of Article 4 of the Original Lease (including, without limitation, the last paragraph thereof), provided that with respect to the calculation of Tenant's Share of Direct Expenses in connection with Suite 1300, the following shall apply:

(i)Tenant's Share with respect to Suite 1300 shall be 2.57%; and

(ii)the Base Year shall be the calendar year 2018; provided, however, if the Suite 1300 Lease Commencement Date occurs on or after August 1, 2018, then the Base Year shall be 2019.

4.2    Tenant's Separately Metered Electrical Consumption. Notwithstanding anything to the contrary set forth in the Existing Lease or this Ninth Amendment, Suite 1300 shall be separately metered, at Landlord's sole cost and expense, prior to the Suite 1300 Lease Commencement Date to measure electrical consumption at Suite 1300. Tenant shall pay directly to Landlord the actual amount charged to Landlord by the electricity provider for electrical consumption at Suite 1300 during the Ninth Amendment Space Term commencing on the Suite 1300 Lease Commencement Date, and the costs of electrical consumption of Tenant and all other tenants and occupants of the Project shall not be included in Operating Expenses.

4.3    Tenant's Janitorial Service and Supplies. Landlord shall not be required to provide any janitorial services for Suite 1300, and Tenant shall be solely responsible for performing all janitorial services and other cleaning of Suite 1300 appropriate to maintain Suite 1300 in a manner consistent with a first-class office project, and otherwise in accordance with, and subject to the terms of, Section 1 of the Seventh Amendment, as though Suite 1300 was originally part of the "Premises" described in such Seventh Amendment.

5.Condition of Suite 1300.

5.1    Tenant shall accept Suite 1300 vacant, broom clean and otherwise in its then existing, "as-is" condition, and except as expressly set forth in this Ninth Amendment and the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any other improvement work or services related to the improvement of Suite 1300 or any portion thereof, and Landlord shall not be obligated to pay any tenant improvement allowance, drawing contribution, or other allowance or fee in connection with Suite 1300. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Existing Premises nor any portion of Suite 1300 have undergone inspection by a Certified Access Specialist (CASp). Notwithstanding the foregoing, Landlord shall deliver Suite 1300 to Tenant vacant, free of Hazardous Substances, with the Building Systems servicing Suite 1300 in good working order and condition, and otherwise in its presently existing, "as-is" condition (the "Ninth Amendment Space Delivery Condition"). If it is determined that (i) Suite 1300 was not free of Hazardous Substances as of the Suite 1300 Lease Commencement Date, or (ii) that any of the Building Systems were not in good working order and condition as of the Suite 1300 Lease Commencement Date (either such set of circumstances as set forth in items (i) or (ii), above, to be known as a "Correction Event"), Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to remove the Hazardous Substances, or place the Building Systems in good working order and condition, as the case may be, and shall thereafter diligently pursue the same to completion.

5.2    Notwithstanding the foregoing, in the event that Tenant is prevented from using, and does not use, Suite 1300 or any portion thereof as a result of such Landlord work or action taken pursuant to this Section 5 for more than five (5) consecutive business days (the "Correction Period"), then the Base Rent, Tenant’s Share of Direct Expenses, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant), in each case with respect to Suite 1300, shall be abated or reduced, as the case may be, after the expiration of the later of the Correction Period and the Suite 1300 Rent Commencement Date for such time that Tenant continues to be prevented from using, and does not use for the normal conduct of Tenant’s business or performance of the Tenant Improvements, Suite 1300 or any portion thereof. If, however, Tenant reoccupies any portion of Suite 1300 during such period, the

Base Rent, Tenant’s Share of Direct Expenses, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant) allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of Suite 1300 bears to the total rentable area of Suite 1300, shall be payable by Tenant from the date Tenant reoccupies such portion of Suite 1300, subject to the terms of this Ninth Amendment. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy for rent abatement at law or in equity for a Correction Event. Except as expressly provided in this Section 5 or elsewhere in the Lease, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due under the Lease.

6.Parking. Effective as of the Suite 1300 Lease Commencement Date, Tenant shall have the right to rent from Landlord up to five (5) unreserved parking passes on a monthly basis throughout the Ninth Amendment Space Term, which parking passes (the "Suite 1300 Parking Passes") shall pertain to the Property parking facility. Tenant shall pay to Landlord for the Suite 1300 Parking Passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes (which rate is currently Two Hundred Seventy-Five and 00/100 Dollars ($275.00) per unreserved parking pass per month). Except as expressly set forth in this Section 6, Tenant shall lease the Suite 1300 Parking Passes in accordance with, and subject to, the terms and provisions of Article 28 of the Original Lease.

7.Beneficial Occupancy. Subject to the terms of this Section 7, if the "Tenant Improvements" (as that term is defined in the Tenant Work Letter) are substantially completed prior to the Suite 1300 Rent Commencement Date, Tenant shall have the right thereafter to occupy Suite 1300 prior to the Suite 1300 Rent Commencement Date for the conduct of Tenant's business; provided that (i) Tenant shall give Landlord at least ten (10) days' prior written notice of any occupancy of Suite 1300 for the conduct of Tenant's business, (ii) a temporary certificate of occupancy or final permit sign-off, shall have been issued by the appropriate governmental authorities for Suite 1300 to be occupied for the conduct of Tenant's business to the extent required to permit such occupancy, (iii) Tenant has delivered to Landlord satisfactory evidence of the insurance coverage required to be carried by Tenant in accordance with Article 10 of the Original Lease, and (iv) except as provided hereinbelow, all of the terms and conditions of the Lease shall apply as though the Suite 1300 Rent Commencement Date had occurred (although the Suite 1300 Rent Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of Section 3.2, above) upon Tenant's commencement of the conduct of its business in Suite 1300; provided, however, notwithstanding the foregoing, Tenant shall have no obligation to pay Base Rent or Tenant's Share of Direct Expenses attributable to Suite 1300 during any such period prior to the Suite 1300 Rent Commencement Date that Tenant occupies Suite 1300, but provided, further, however, notwithstanding the foregoing, Tenant shall be obligated to pay directly to Landlord the actual amount charged to Landlord by the electricity and any other utility provider for such electrical and other utility consumption at Suite 1300 during the construction of the Tenant Improvements and any beneficial occupancy period.

8.Letter of Credit. Landlord and Tenant acknowledge that, in accordance with Article 21 of the Original Lease, Tenant previously delivered a L-C in the amount of Twelve Million, One Hundred and Seventy Two Thousand, Eight Hundred and Six Dollars ($12,172,806.00) (the "Existing L-C") as protection for the full faith and performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under the Lease as described in Article 21 of the Original Lease.

9.Invalidity of Provisions. If any provision of this Ninth Amendment is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof.

10.Further Assurances. In addition to the obligations required to be performed under the Lease, Landlord and Tenant shall each perform such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to accomplish the intent and purpose of the Lease.

11.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Ninth Amendment other than Jones Lang LaSalle and Cushman & Wakefield of California, Inc. (the "Brokers"), and Tenant's indemnity obligation to Landlord as set forth in Section 29.24 of the Original Lease shall expressly apply, without limitation, to any claims from Custom Spaces Commercial Real Estate and/or Wixen Real Estate Inc. and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Ninth Amendment. Landlord shall pay the commission, if any, owing to the Brokers in connection with the execution of this Ninth Amendment pursuant to the terms of a separate agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than to the Brokers occurring by, through, or under the indemnifying party. The terms of this Section 11 shall survive the expiration or earlier termination of the Lease.

12.Authority. Each of the parties hereto represents and warrants to the other as follows: (a) it has the legal power, right and authority to enter into this Ninth Amendment; (b) all requisite action (corporate, trust, partnership or otherwise) has been taken by it in connection with the entering into of this Ninth Amendment and no further consent of any partner, shareholder, creditor, investor, judicial or administrative body, governmental authority or other party is required, including without limitation, any lender, or if any such consent is required, such consent has been obtained; (c) the individuals executing this Ninth Amendment have the legal power, right, and actual authority to bind it to the terms of this Ninth Amendment; and (d) it understands that the other party is relying on the foregoing representations in entering into this Ninth Amendment, and that the other party would not enter into this Ninth Amendment without such representations. Landlord represents to Tenant that there are not any Superior Holders as of the Ninth Amendment Effective Date.

13.Governing Law. This Ninth Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California.

14.Lease in Full Force. Except for those provisions which have been modified by this Ninth Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Existing Lease are hereby ratified and shall remain unmodified and in full force and effect.

15.Digital Image. The parties agree to accept a digital image of this Ninth Amendment, as executed, as a true and correct original and admissible as best evidence to the extent permitted by a court with proper jurisdiction.

16.Counterparts. This Ninth Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Ninth Amendment to be executed as of the Ninth Amendment Effective Date.
LANDLORD:
HUDSON 1455 MARKET STREET, LLC,
a Delaware limited liability company

By:    Hudson 1455 Market, LLC,
a Delaware limited liability company
its Sole Member

By:    Hudson Pacific Properties, L.P.,
a Maryland limited partnership
its Sole Member

By:    Hudson Pacific Properties, Inc.,
a Maryland corporation
its General Partner

By: /s/ Mark T. Lammas
Name: Mark T. Lammas
Title: Chief Operating Officer,
Chief Financial Officer & Treasurer
TENANT:
SQUARE, INC.,
a Delaware corporation
By: /s/ Sarah Friar
Name: Sarah Friar
Title: CFO

By: /s/ Tim Murphy
Name: Tim Murphy
Title: Treasurer

EXHIBIT A
SUITE 1300

EXHIBIT A

EXHIBIT B

TENANT WORK LETTER
This Tenant Work Letter shall set forth the terms and conditions relating to the construction of Suite 1300. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of Suite 1300, in sequence, as such issues will arise during the actual construction of Suite 1300. All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 29 of the Original Lease, as the same may have been amended, and all references to Sections of "this Amendment" shall mean the relevant portions of Sections 1 through 16 of the Ninth Amendment to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. All references in this Tenant Work Letter to the "Premises" shall mean Suite 1300.
SECTION 1
BASE, SHELL AND CORE; COMPLIANCE WITH LAW
1.1    Base, Shell and Core. Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Premises and (ii) of the floor of the Building on which the Premises is located (collectively, the "Base, Shell, and Core"). The Base, Shell and Core shall be delivered by Landlord to Tenant in their presently existing, "as-is" condition, except as otherwise expressly provided in this Tenant Work Letter. Notwithstanding the foregoing, the Building Systems servicing each portion of the Premises shall be in good working order and condition as of the date Landlord delivers such portion of the Premises to Tenant.
1.2    Compliance with Law. Notwithstanding anything to the contrary in this Tenant Work Letter or the Existing Lease, as amended by the Ninth Amendment, (a) Landlord shall be solely responsible for all costs related to the presence of existing Hazardous Substances on or about the Premises to the extent required for Tenant’s legal occupancy of the Premises or to perform the Tenant Improvement work; (b) to the extent required in order for Tenant to legally occupy the Premises, or in order to pull a construction permit for Tenant Improvement work for normal and customary office improvements in the SOMA area, assuming an office occupancy density no greater than 1 person per 125 RSF (the "Density Standard"), or to otherwise comply with requirements of the applicable permitting authority (except to the extent such compliance is triggered by Tenant’s particular use of the Premises or Tenant’s construction of Tenant Improvements that are not normal and customary office improvements in the SOMA area or above the Density Standard), Landlord shall be solely responsible for all costs to bring (i) the non-tenant portions of the Building and project outside of the Premises, including Common Area restrooms and Common Area elevator lobbies and Building Systems, (ii) all structural portions of the Premises and the portions of the Building Systems inside the Premises (such as the main loop of the sprinkler system and the main HVAC trunk/loop), and (iii) all emergency evacuation stairways, into compliance with Applicable Laws; and (c) the date Tenant is obligated to commence paying rent for the Premises shall be extended by one (1) day for each day Tenant’s substantial completion of the Tenant Improvements is delayed due to a "Landlord Delay" or "Tenant Force Majeure Delay," as those terms are defined below. Landlord hereby acknowledges that, to the extent allowed by Applicable Law, Tenant may build-out and occupy the Premises at a density level greater than the Density Standard; provided that Tenant shall pay for any modifications to the Base Building to the extent such modification would not have been required had the build-out or occupancy met the Density Standard. As used herein, "Tenant Force Majeure Delay" shall mean acts of God, casualties, natural disasters, strikes, war, terrorist attacks,
EXHIBIT B

lockouts, labor disputes or civil commotion. As used herein, "Landlord Delay" shall mean an actual delay resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Documents; (ii) unreasonable and material interference by Landlord, its agents or contractors with the completion of the Tenant Improvements and which objectively preclude construction of tenant improvements in the Building; and (iii) delays due to the acts or failures to act of Landlord, its agents or contractors with respect to payment of the Tenant Improvement Allowance. If Tenant contends that a Landlord Delay has occurred, Tenant shall notify Landlord in writing (the "Delay Notice") of the event which constitutes such Landlord Delay. If the actions or inactions or circumstances described in the Delay Notice qualify as a Landlord Delay, and are not cured by Landlord within one (1) business day after Tenant's delivery of the Delay Notice, then a Landlord Delay shall be deemed to have occurred.
SECTION 2
TENANT IMPROVEMENTS
2.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") in the amount of $47.50 per rentable square foot of the Premises for the costs relating to the initial design and construction of Tenant's improvements, which, except as provided in Section 2.2.1.10 below, are permanently affixed to the Premises (the "Tenant Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Tenant Improvement Allowance is not fully utilized by Tenant within one (1) year after the Suite 1300 Lease Commencement Date, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto. Any Tenant Improvements that require the use of Building risers, raceways, shafts and/or conduits, shall be subject to Landlord's reasonable rules, regulations, and restrictions, including the requirement that any cabling vender to the extent performing work in the riser must be reasonably approved by Landlord, and that the amount and location of any such cabling must be reasonably approved by Landlord, subject to the terms of Section 6.1.7 of the Original Lease. All Tenant Improvements for which the Tenant Improvement Allowance has been used shall be deemed Landlord's property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to their condition existing prior to the installment of such Tenant Improvements; provided, however, that, notwithstanding the foregoing, (i) upon request by Tenant at the time of Tenant's request for Landlord's approval of the "Final Working Drawings," as that term is defined in Section 3.3 of this Tenant Work Letter, Landlord shall notify Tenant whether the Tenant Improvements will be required to be removed pursuant to the terms of this Section 2.1, and (ii) Tenant's removal and restoration obligation with respect to the Tenant Improvements shall be subject to the terms of Section 8.5 of the Original Lease, including, without limitation, any restrictions on Landlord's right to require Tenant's removal of specific improvements.
2.2    Disbursement of the Tenant Improvement Allowance.
2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the "Tenant Improvement Allowance Items"):
2.2.1.1    Payment of the fees of the "Architect" and the "Engineers" (as those terms are defined in Section 3.1 of this Tenant Work Letter), which fees shall, notwithstanding anything

EXHIBIT B

to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to $3.00 per rentable square foot of the Premises, and Tenant’s construction manager;
2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.1.3    The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors' fees and general conditions;
2.2.1.4    The cost of any changes in the Base Building when such changes are required by the Construction Documents (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5    The cost of any changes to the Construction Documents or Tenant Improvements required by all applicable building codes (the "Code");
2.2.1.6    The cost of connection of the Premises to the Building's energy management systems;
2.2.1.7    The cost of any demolition work on Suite 1300 that Tenant requests Landlord perform on Tenant's behalf, in an amount agreed upon in writing by Tenant and Landlord prior to Landlord’s commencement of such work;
2.2.1.8    The cost of the "Coordination Fee," as that term is defined in Section 4.2.2 of this Tenant Work Letter;
2.2.1.9    Sales and use taxes and Title 24 fees; and
2.2.1.10    The cost of FF&E, cabling and moving costs, not to exceed an aggregate amount equal to $3.00 per rentable square foot of the Premises.
2.2.2    Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
2.2.2.1    Monthly Disbursements. Once each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant may deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Within thirty (30) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, and (B) the balance of any remaining available portion of the Tenant Improvement
EXHIBIT B

Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request. Tenant hereby agrees to withhold a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention") of all amounts paid to Contractor.
2.2.2.2    Final Retention. Tenant shall not pay Contractor the Final Retention until the completion of construction of the Premises, including all of the following: (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, and (iv) Tenant delivers to Landlord two (2) hard copies and one (1) electronic copy of the "Close-Out Package" (as that term is defined in Section 4.3 below).
2.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of this Lease.
2.3    Standard Tenant Improvement Package. Landlord has established specifications (the "Specifications") for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the "Standard Improvement Package"), which Specifications have been provided to Tenant by Landlord. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Tenant Improvements shall comply with certain Specifications as reasonably designated by Landlord. The parties hereby agree and acknowledge that notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter, to the extent any Tenant Improvements do not comply with the Specifications designated by Landlord, the maintenance and repair of such Tenant Improvements shall be the responsibility of Tenant, at Tenant's sole cost and expense.
2.4    Failure to Disburse Tenant Improvement Allowance. If Landlord fails to timely fulfill its obligation to fund any portion of the Tenant Improvement Allowance, Tenant shall be entitled to deliver notice (the "Payment Notice") thereof to Landlord and to any mortgage or trust deed holder of the Building whose identity and address have been previously provided to Tenant. If Landlord still fails to fulfill any such obligation within twenty (20) business days after Landlord's receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such twenty (20) business day period explaining Landlord's proper reasons that Landlord believes that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("Refusal Notice"), Tenant shall be entitled to offset the amount so owed to Tenant by Landlord but not paid by Landlord (or if Landlord delivers a Refusal Notice but only with respect to a portion of the amount set forth in the Payment Notice and Landlord fails to pay such undisputed amount as required by the next succeeding sentence, the undisputed amount so owed to Tenant) from the last day of such 20‑business day period until the date of offset, against Tenant's next obligations to pay Rent. Notwithstanding the foregoing, Landlord hereby agrees that if Landlord delivers a Refusal Notice disputing a portion of the amount set forth in Tenant's Payment Notice, Landlord shall pay to Tenant, concurrently with the delivery of the Refusal Notice, the undisputed

EXHIBIT B

portion of the amount set forth in the Payment Notice. However, if Tenant is in default under Section 19.1.1 of the Original Lease at the time that such offset would otherwise be applicable, Tenant shall not be entitled to such offset until such default is cured. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the disputed amounts to be so paid by Landlord, if any, within ten (10) days after Tenant's receipt of a Refusal Notice, Tenant may submit such dispute to arbitration in accordance with the American Arbitration Association. If Tenant prevails in any such arbitration, Tenant shall be entitled to apply such award as a credit against Tenant's obligations to pay Rent.
SECTION 3
CONSTRUCTION DOCUMENTS
3.1    Selection of Architect/Construction Documents. Tenant shall retain an architect/space planner reasonably approved by Landlord (the "Architect") to prepare the "Construction Documents," as that term is defined in this Section 3.1. Tenant shall retain engineering consultants reasonably approved by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building; provided, however, Tenant hereby agrees and shall be required to hire Honeywell for fire-life-safety work and DDC for HVAC controls; provided that Landlord shall use commercially reasonable efforts to cause Honeywell to charge a competitive market price. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Documents." Tenant shall be required to include in its contracts with the Architect and the Engineers a provision which requires ownership of all Construction Documents to be transferred to Tenant upon the substantial completion of the Tenant Improvements and Tenant hereby grants to Landlord a non-exclusive right to use such Construction Documents, including, without limitation, a right to make copies thereof. All Construction Documents shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord's approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Documents as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Documents.
3.2    Final Space Plan. Tenant shall supply Landlord with four (4) copies of its concept design drawings for the Premises before any architectural working drawings or engineering drawings have been commenced. The concept design drawings (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is approved, or, if the Final Space Plan is not reasonably satisfactory or is incomplete in any respect, disapproved, in which event Landlord shall include in its notice of disapproval a reasonably detailed explanation as to which items are not satisfactory or complete and the reason(s) therefor. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

EXHIBIT B

3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits, commonly referred to as construction documents (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) copies of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Premises if the same are approved, or, if the Final Working Drawings are not reasonably satisfactory or are incomplete in any respect, disapproved, in which event Landlord shall include in its notice of disapproval a reasonably detailed explanation as to which items are not satisfactory or complete and the reason(s) therefor. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the submission of the same to the appropriate municipal authorities for all applicable building permits (the "Permits") and commencement of construction of the Premises by Tenant.; provided, however, at Tenant’s election and at Tenant's risk with respect to any subsequent changes that may be required by Landlord in accordance with this Tenant Work Letter, Tenant may submit the Final Working Drawings to the appropriate municipal authorities for Permits concurrently with Landlord’s review thereof. After approval by Landlord of the Final Working Drawings, Tenant shall submit such Approved Working Drawings for the Permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit for the Tenant Improvements or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld. Landlord shall provide any approvals and take any actions required under this Tenant Work Letter within the time periods specified herein, or, if no time period is specified, then within five (5) business days. Landlord’s failure to timely respond shall be deemed a Landlord Delay, subject to the terms of Section 1.3, above.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor. Tenant shall retain a licensed general contractor, approved in advance by Landlord ("Contractor"), to construct the Tenant Improvements. Landlord's approval of the Contractor shall not be unreasonably withheld.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant, together with the Contractor, shall be known collectively as "Tenant's Agents."

EXHIBIT B

4.2    Construction of Tenant Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Tenant hereby agrees that Tenant's construction contract and general conditions with Contractor (the "Contract") shall contains commercially reasonably warranties and indemnifications that inure to Landlord's benefit. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.13, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). Prior to the commencement of construction of the Tenant Improvements, Tenant shall identify the amount (the "Over-Allowance Amount") equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). In the event that the Final Costs are greater than the amount of the Tenant Improvement Allowance (the "Over-Allowance Amount"), then Tenant shall pay thirty percent (30%) of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, and such payments by Tenant (the "Over-Allowance Payments") shall be a condition to Landlord's obligation to pay any amounts from the Tenant Improvement Allowance. Landlord shall pay seventy percent (70%) of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, until the Tenant Improvement Allowance has been paid. Once the entire Tenant Improvement Allowance has been paid by Landlord, Tenant shall thereafter pay one hundred percent (100%) of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter. In connection with any payment of the Over-Allowance Amount made by Tenant pursuant to this Section 4.2.1, Tenant shall provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord's approval, prior to Tenant paying such costs. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Tenant Improvements shall not commence until (a) Landlord has approved the Contract, and (b) Tenant has procured and delivered to Landlord a copy of all Permits for the applicable Tenant Improvements.
4.2.2    Tenant's Agents.
4.2.2.1    Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in accordance with the Approved Working Drawings, subject to minor field adjustments; (ii) Landlord's reasonable rules and regulations for the construction of improvements in the Building, a copy of which have been provided to Tenant, (iii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all reasonable rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to $1.00 per rentable square foot of the Premises, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.
4.2.2.2    Indemnity. Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any

EXHIBIT B

way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. The foregoing indemnity shall not apply to claims caused by the negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors, or Landlord’s violation of this Lease. Landlord's indemnity obligations as set forth in the Lease shall apply with respect to the Landlord Work, except to the extent arising from the negligence or willful misconduct of Tenant, its member partners, shareholders, officers, directors, agents, employees, and/or contractors, or Tenant’s violation of this Lease.
4.2.2.3    Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, the cost of correcting all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. To the extent reasonably necessary, Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.4    Insurance Requirements.
4.2.2.4.1    General Coverages. All of Tenant's Agents (except materialmen and suppliers) shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.
4.2.2.4.2        Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.
4.2.2.4.3        General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. Tenant shall immediately notify Landlord in the event any policy of insurance carried by Tenant is cancelled or the coverage materially changed. Tenant's Contractor and subcontractors shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for three (3) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it

EXHIBIT B

is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the reasons therefor. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, and Tenant fails to correct such item within five (5) business days of written notice from Landlord, then Landlord may take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.
4.2.5    Meetings. Commencing upon the execution of this Lease, Tenant shall hold meetings not less than twice per month (and weekly following commencement of construction of the Tenant Improvements) at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Documents and the construction of the Tenant Improvements, which meetings shall be held at a mutually agreeable location, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Record Set of As-Built Drawings; Close-Out Package.
4.3.1    Notice of Completion. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense.
4.3.2    Record Set of As-Built Drawings. At the conclusion of construction, Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to
EXHIBIT B

certify to the best of their knowledge that the "record-set" of as-built drawings (the "Record Set") is true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord four (4) hard copies and two (2) electronic copies (in .pdf and CAD format) of such Record Set within ninety (90) days following issuance of a certificate of occupancy for the Premises.
4.3.3    Close-Out Package. At the conclusion of construction, Tenant shall deliver to Landlord two (2) hard copies and one (1) electronic copy of the Certificate of Occupancy, all closed Permits, all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises, and any other items reasonably requested by Landlord (collectively, along with the recorded Notice of Completion described in Section 4.3.1 above and the Record Set described in Section 4.3.2 above, the "Close-Out Package").
SECTION 5
MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated Tim Murphy as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Tenant Work Letter.
5.2    Landlord's Representative. Landlord has designated Joanne Welsh as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Tenant Work Letter.
5.3    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.4    Tenant's Agents. All subcontractors and laborers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.
5.5    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease or this Tenant Work Letter has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).
5.6    No Obligation to Build Tenant Improvements. Notwithstanding anything to the contrary in this Tenant Work Letter, Tenant shall have no obligation to design or build any Tenant Improvements, and may at any time reduce the scope of the Tenant Improvements.
5.7    Freight Elevator. Notwithstanding anything to the contrary in the Existing Lease, Tenant shall not be obligated to pay for any freight elevator usage or use of the loading dock during Building Hours in connection with its construction of the Tenant Improvements.

EXHIBIT B